Exhibit 10.13

SALARIES AND OTHER COMPENSATION OF EXECUTIVE OFFICERS

The table below shows a summary of the amounts of compensation paid to the Company’s executive officers for the last three fiscal years.

Name and Principal Position	Year					All Other Compensation (3)

				Long Term Compensation

				Restricted Stock Awards (2)	Securities Underlying Options (Shares)
		Annual Compensation (1)
		Salary	Bonus
John W. Elias Chairman of the Board, President and Chief Executive Officer	2004	$350,000	(4)	$93,852	50,000	$4,040
	2003	$350,000	$200,000	—	50,000	$2,630
	2002	$350,000	$149,000	—	74,000	$2,630
Michael G. Long Senior Vice President and Chief Financial Officer	2004	$178,500	(4)	$47,203	—	$6,500
	2003	$166,700	$59,000	$29,808	—	$6,000
	2002	$159,500	$56,800	—	12,000	$5,500
John O. Tugwell Senior Vice President and Chief OperatingOfficer	2004	$183,000	(4)	$47,203	—	$5,935
	2003	$172,000	$59,000	$29,808	—	$6,000
	2002	$164,500	$57,900	—	12,000	$6,981

(1)           Other annual compensation for the named individuals during each of 2004, 2003 and 2002 did not exceed the lesser of $50,000 or 10% of the annual compensation earned by such individual.

(2)                                  Restricted stock awards are made pursuant to the Incentive Plan. The dollar value included in the table reflects the valuation at the time of the award. An award of 3,576 shares of restricted stock was made to each of Messrs. Long and Tugwell on April 1, 2004.  The shares were not issued at the time of the award and will be issued ratably over three years beginning April 1, 2005 in accordance with the vesting schedule for the award. Awards of restricted stock, all of which provide that actual shares are issued only upon vesting, have also been made in prior periods.  An award of 7,200 shares of restricted stock was made to each of Messrs. Long and Tugwell on April 1, 2003.  The shares were not issued at the time of the award and will be issued ratably over three years beginning April 1, 2004 in accordance with the vesting schedule for the award.  Awards of restricted stock, all of which provide that actual shares are issued only upon vesting, have also been made in prior periods.  If actual shares had been issued at grant for the restricted stock awards made in 2004 and all prior periods, the number and value of restricted shares held by the named officers at December 31, 2004 would be as follows: Mr. Elias: 7,110 shares ($103,664); Mr. Long: 8,376 shares ($122,122); and Mr. Tugwell: 8,376 shares ($122,122).

(3)                                  In the case of Mr. Elias, amounts shown represent payments by the Company for life insurance on his account. In the case of Messrs. Long and Tugwell, amounts shown represent the Company’s contributions under its 401(k) Plan. No amounts are included for Mr. Tugwell for payments received by him in respect of overriding royalty interests granted prior to his becoming an executive officer.

(4)                                  Bonus awards for 2004 performance are not determined as of the date of this Form 10-K and are described in further detail in the “Description of 2004 Bonus Program” included herein and incorporated by reference.